Exhibit 21.1
SUBSIDIARIES OF REGISTRANT

The companies listed below are the majority-owned subsidiaries of the registrant as of December 31, 2006:

State or Other Jurisdiction
in which
Name of Subsidiary	Incorporated

After Six, Inc.	Delaware
Atlantic Research Corporation	Delaware
ARC Automotive, Inc.	Delaware
ARC Automotive Italia S.r.l.	Italy
Casco Schoeller GmbH	Germany
Casco IMOS Italia S.p.A.	Italy
Casco Investors Corporation	New York
Casco Products Corporation	Delaware
The Centor Company	Missouri
Chromalloy American Corporation	Delaware
Chromalloy Castings Tampa Corporation	Delaware
Chromalloy Component Services, Inc.	Delaware
Chromalloy Gas Turbine Corporation	Delaware
Chromalloy Gas Turbine Europa, B.V.	Netherlands
Chromalloy Gas Turbine France S.A.	France
Chromalloy Holland B.V.	Netherlands
Chromalloy Israel Ltd	Israel
Chromalloy Power Services Corporation	Delaware
Chromalloy San Diego Corporation	California
Chromalloy (Thailand) Ltd	Thailand
Chromalloy U.K. Ltd.	England
Chromalloy S.A. de C.V.	Mexico
Jamo Precision Components B.V.	Netherlands
Malichaud S.A.S.	France
MEGTEC Systems AB	Sweden
Sequa GmbH & Co. MEGTEC Systems KG	Germany
MEGTEC Systems, Inc.	Delaware
MEGTEC Systems, SAS	France
Sequa Capital Corporation	New York
Sequa Coatings Corporation	Indiana
Sequa Financial Corporation	New York
Sequa Holdings, Inc.	Delaware
Sequa Limited	United Kingdom
Sequa Receivables Corp.	New York
Warwick International Group Limited	United Kingdom

Other subsidiaries of the Registrant have been omitted from this listing since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.